EXHIBIT 99.1

CORMEDIX RECEIVES APPROVAL TO SELL $5.4 MILLION OF NOL TAX
BENEFITS THROUGH THE NEW JERSEY ECONOMIC DEVELOPMENT
AUTHORITY PROGRAM

Berkeley Heights, NJ – December 10, 2018 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced the New Jersey Economic Development Authority (NJEDA) has approved the Company’s application to participate in the New Jersey Technology Business Tax Certificate Transfer (NOL) program for State Fiscal Year 2018. The approval will allow CorMedix to transfer approximately $5.4 million of the total $6.1 million in available tax benefits to an unrelated, profitable New Jersey corporation in return for approximately $5.0 million in cash, which is anticipated by the end of 2018. Closing is subject to NJEDA's typical closing conditions, which are in process.

“We are extremely pleased to receive such a large allocation from this important program,” said Khoso Baluch, CorMedix President & CEO. “The program size and number of qualified applicants varies from year to year, so the allocation amount isn’t known until NJEDA notification is received. The funding will help us prepare for the next stage of our Neutrolin development program.”

The New Jersey Technology Business Tax Certificate Transfer (NOL) program enables qualified, unprofitable NJ-based technology or biotechnology companies with fewer than 225 U.S. employees (including parent company and all subsidiaries) to sell a percentage of net operating losses and research and development (R&D) tax credits to unrelated profitable corporations. NOLs and R&D tax credits may be sold for at least 80 percent of their value, up to a maximum lifetime benefit of $15 million per business. This allows qualifying technology and biotechnology companies with NOLs to turn their tax losses and credits into cash proceeds to fund growth and operations, including research and development or other allowable expenditures. CorMedix is one of 48 emerging companies to share in approximately $60 million of tax credit transfers approved by NJEDA this year.

About CorMedix
CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in Phase 3 development for patients undergoing chronic hemodialysis. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the risk of closing the NJEDA tax certificate transfer program; the risk of closing the recently announced convertible note financing; the resources needed to terminate the Phase 3 trial and the costs and time needed to submit a new drug application to the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; risks related to obtaining FDA approval of the new drug application for Neutrolin; relying on preclinical results that may not be indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors
617-535-7746